EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A Nationwide Mutual Funds of our reports dated December 20, 2021, relating to the financial statements and financial highlights, which appear in Nationwide Bond Portfolio and Nationwide Multi Cap Portfolios’ Annual Reports on Form N-CSR for the year ended October 31, 2021. We also consent to the references to us under the heading Independent Registered Public Accounting Firm in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 25, 2022